Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of EnLink Midstream Manager, LLC:

We consent to the incorporation by reference in the registration statement No. 333‑194395, No. 333-229347, and No. 333-229393 on Form S-8, No. 333-229806 on Form S-3 and No. 333-228278 on Form S-4 of EnLink Midstream, LLC of our report dated February 17, 2021, with respect to the consolidated balance sheets of EnLink Midstream, LLC and subsidiaries as of December 31, 2020 and 2019, and the related consolidated statements of operations, comprehensive loss, changes in members’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the effectiveness of internal control over financial reporting as of December 31, 2020, which report appears in the December 31, 2020 annual report on Form 10-K of EnLink Midstream, LLC.

Our report contains an explanatory paragraph that refers to a change in the method of accounting for leases in 2019.

/s/ KPMG LLP

Dallas, Texas
February 17, 2021